SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

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GRAYMARK HEALTHCARE, INC.

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Dear Shareholder:

You are cordially invited to attend the 2013 Annual Meeting of Shareholders (“Annual Meeting”) of Graymark Healthcare, Inc., which will be held at the offices of our Foundation Healthcare subsidiaries located at 14000 N. Portland Avenue, Suite 204, Oklahoma City, Oklahoma 73102 on December 2, 2013 at 9:00 a.m., central daylight time. The official Notice of Annual Meeting, together with a proxy statement and form of proxy, are enclosed.

A number of important matters will be considered at the Annual Meeting, including the election of directors. The Board of Directors of Graymark Healthcare, Inc. urges your careful consideration of these and the other matters to be presented at the Annual Meeting.

We invite all shareholders to attend the meeting in person. If you cannot be present, you may vote by mailing the enclosed proxy card or by other methods made available by your bank, broker or nominee. Voting by written proxy will ensure your representation at the Annual Meeting if you choose not to attend in person. Please review the instructions on the proxy card or the information forwarded by your bank, broker or nominee concerning your voting options. The shareholders attending the Annual Meeting may vote in person even if they have returned a proxy.

Sincerely,

Thomas Michaud

Chairman of the Board of Directors

Oklahoma City, Oklahoma

November     , 2013

Graymark Healthcare, Inc.

204 N. Robinson, Suite 400, Oklahoma City, Oklahoma 73102

405-601-5300 p — 405-601-4450 f — www.graymarkhealthcare.com

GRAYMARK HEALTHCARE, INC.

204 North Robinson, Suite 400

Oklahoma City, Oklahoma 73102

Telephone: (405) 601-5300

NOTICE OF ANNUAL MEETING

To be held on December 2, 2013

TO THE SHAREHOLDERS:

Graymark Healthcare, Inc., will hold its annual meeting of shareholders (the “Annual Meeting”) at the offices of our Foundation Healthcare subsidiaries located at 14000 N. Portland Avenue, , Suite 204, Oklahoma City, Oklahoma 73102, commencing at 9:00 a.m., local time on December 2, 2013 to vote on:

1.	The election of six directors, each to hold office until the 2014 annual meeting of shareholders and until her or his successor is duly elected and qualified;

2.	To consider and approve an amendment to our certificate of incorporation to change the Company’s name to Foundation Healthcare, Inc.;

3.	To approve, on an advisory basis, named executive officer compensation;

4	To approve, on an advisory basis, the preferred frequency of holding future advisory votes on named executive officer compensation;

5.	The ratification of Hein & Associates LLP as the independent registered public accounting firm for 2013; and

6.	Any other business that properly comes before the meeting or any adjournment or postponement of the Annual Meeting.

Graymark Healthcare shareholders at the close of business on November 1, 2013, are receiving notice and may vote at the Annual Meeting. The election of directors will be determined by a plurality vote. Approval of all other matters properly brought before the Annual Meeting requires the affirmative vote of a majority of the shares cast on the proposal.

Your Board of Directors unanimously recommends that you vote FOR approval of the matters being voted upon.

Your attendance or Proxy is important to assure a quorum at the Annual Meeting. Shareholders who do not expect to attend the Annual Meeting in person are requested to complete and return the enclosed Proxy, using the envelope provided, which requires no postage if mailed from within the United States. Any person giving a Proxy has the power to revoke it at any time prior to its exercise and, if present at the Annual Meeting, may withdraw it and vote in person. Attendance at the Annual Meeting is limited to Graymark Healthcare, Inc. shareholders, their proxies and invited guests. All Shareholders are cordially invited to attend the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS:

/s/ Mark R. Kidd
Mark R. Kidd, Secretary Oklahoma City, Oklahoma November , 2013

GRAYMARK HEALTHCARE, Inc.

204 North Robinson, Suite 400

Oklahoma City, Oklahoma 73102

Telephone: (405) 601-5300

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON December 2, 2013

SOLICITATION AND REVOCATION OF PROXIES

This Proxy Statement is furnished to the shareholders of Graymark Healthcare, Inc. (“Graymark”, “Graymark Healthcare” or the “Company”) in connection with an Annual Meeting of the holders of Graymark Healthcare common stock to be held at the offices of our Foundation Healthcare subsidiaries located at 14000 N. Portland Avenue, Suite 204, Oklahoma City, Oklahoma 73102, at 9:00 a.m., local time, on December 2, 2013 and any adjournment or postponement of the Annual Meeting. Proxies in the form included with this Proxy Statement are solicited by the Board of Directors of Graymark Healthcare. This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and Proxy will be first sent or given on or about November     , 2013, to Graymark Healthcare’s shareholders of record on November 1, 2013. If you require directions to the location of the Annual Meeting, please telephone (405) 601-5300.

The persons named as attorneys-in-fact in the Proxy, Stanton Nelson and Mark Kidd, were selected by the Board of Directors. If the accompanying Proxy is properly executed and returned, the shares of common stock represented by the Proxy will be voted at the Annual Meeting. If you indicate on the Proxy a choice with respect to any matter to be voted on, your shares will be voted in accordance with your choice. If no choice is indicated, your shares of common stock will be voted FOR:

•	the election of six directors, each to hold office until the 2014 annual meeting of shareholders and until her or his successor is duly elected and qualified;

•	the approval of an amendment to our certificate of incorporation to change the Company’s name to Foundation Healthcare, Inc.;

•	the approval, on an advisory basis, of the named executive officer compensation;

•	the approval, on an advisory basis, of the three-year option with respect to the frequency of future advisory votes on named executive officer compensation and

•	the ratification of Hein & Associates LLP as the independent registered public accounting firm for 2013.

In addition, your shares will also be considered and voted upon other business that properly comes before the Annual Meeting or any adjournment or postponement thereof. Our Board of Directors knows of no business that will be presented for consideration at the Annual Meeting, other than matters described in this Proxy Statement. Once given, you may revoke the Proxy by:

•	giving written notice of revocation to our Secretary at any time before your Proxy is voted;

•	executing another valid proxy bearing a later date and delivering this proxy to our Secretary prior to or at the Annual Meeting; or

•	attending the Annual Meeting and voting in person.

Except where otherwise provided by statute or by our organizational documents, the representation, in person or by proxy, of at least one third of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Shares represented by proxies pursuant to which votes have been withheld from any nominee for director, or which contain one or more abstentions or broker “non-votes,” are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

Neither the corporate laws of Oklahoma, the state in which we are incorporated, nor our Certificate of Incorporation or Bylaws have any provisions regarding the treatment of abstentions and broker non-votes. Accordingly, (i) abstentions and broker non-votes are counted for purposes of determining the presence of a quorum at the Annual Meeting, (ii) abstentions are treated as votes not cast but as shares represented at the Annual Meeting for purposes of determining results on actions requiring a majority vote (broker non-voted are treated as votes neither cast nor represented for purposes of such actions), and (iii) neither abstentions nor broker non-votes are counted in determining results of plurality votes.

Election of Directors. Directors are elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting. The six nominees who receive the highest number of affirmative votes of the shares present or represented and voting on the election of directors at the Annual Meeting will be elected to the Board. Shares present or represented and not so marked as to withhold authority to vote for a particular nominee will be voted in favor of a particular nominee and will be counted toward such nominee’s achievement of a plurality. Shares present at the meeting or represented by proxy where the stockholder properly withholds authority to vote for such nominee in accordance with the proxy instructions will not be counted toward such nominee’s achievement of plurality.

Change of Name to Foundation Healthcare, Inc. The affirmative vote of a majority of the votes cast by all holders of Common Stock entitled to vote at a meeting in which a quorum is present will be required to approve the amendment to our certificate of incorporation to change our name to Foundation Healthcare, Inc.

Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers. The affirmative vote of a majority of the votes cast by all holders of Common Stock entitled to vote at a meeting in which a quorum is present will be required to approve, on an advisory basis, the compensation of our named executive officers. However, as described in more detail in Proposal Three, this proposal is advisory and non-binding.

Approval, on an Advisory Basis, of the Preferred Frequency of Future Advisory Votes on Compensation of Our Named Executive Officers. The affirmative vote of a majority of the votes cast by all holders of Common Stock entitled to vote at a meeting in which a quorum is present will be required to approve, on an advisory basis, the compensation of our named executive officers. If none of the three frequency options receives the required vote, we will consider the frequency option (one year, two years or three years) receiving the highest number of votes to be the frequency that has been recommended by stockholders. However, as described in more detail in Proposal Four, because this proposal is advisory and non-binding, the Board of Directors may decide that it is in the best interest of our stockholders and our company to hold future advisory votes on named executive officer compensation more or less frequently.

Other Matters. Except for the ratification of Hein & Associates LLP as our independent registered public accounting firm, the Board knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, the affirmative vote of the majority of shares present, in person or represented by proxy, and voting on that matter is required for approval.

Abstentions will be counted as present for purposes of determining the presence of a quorum for purposes of a proposal, but will not be counted as votes cast. Broker non-votes (shares held by a broker or nominee as to which the broker or nominee does not have the authority to vote on a particular matter) will be counted as present for purposes of determining the presence of a quorum for purposes of a proposal, but will not be voted. Accordingly, while abstentions and broker non-votes will count towards establishing a quorum, neither abstentions nor broker non-votes will affect the outcome of the vote on the proposal but do have the practical effect of reducing the number of affirmative votes required to achieve a majority for a matter by reducing the total number of shares from which the majority is calculated.

Methods of Voting

You may vote by mail, by telephone, over the Internet or in person at the Annual Meeting.

Voting by Mail. By signing and returning the proxy card in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Annual Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. Please sign and return your proxy card to ensure that all of your shares are voted.

Voting by Telephone. To vote by telephone, please follow the instructions included on your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting over the Internet. You may be eligible to vote over the internet. If your proxy card includes instructions on voting over the internet, please follow those instructions. If you vote over the internet, you do not need to complete and mail your proxy card.

Voting in Person at the Annual Meeting. If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the Annual Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the meeting, you will need to bring to the meeting a legal proxy from your broker or other nominee authorizing you to vote your beneficially owned shares.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on December 2, 2013.

The proxy statement and annual report to Shareholders are available at www.edocumentview.com/GRMH.

SHAREHOLDERS ENTITLED TO VOTE

The shareholders entitled to vote at the Annual Meeting are the holders of record, at the close of business on November 1, 2013 (the “Record Date”), of 163,513,276 shares of common stock then outstanding. Each holder of a share of common stock outstanding on the Record Date will be entitled to one vote for each share held on each matter presented at the Annual Meeting. Our officers, directors and nominee directors own of record, or are deemed to beneficially own, or manage and control the voting a total of 1,278,488 shares or 1% of our issued and outstanding common stock, all of which we anticipate will be voted in favor of the matters to be voted upon at the Annual Meeting. There is no cumulative voting with respect to the election of directors.

PROPOSAL ONE — ELECTION OF DIRECTORS

Our Bylaws provide that our Board of Directors shall consist of such number of members as is determined from time to time by resolution of our Board. The number of directors is currently fixed at six. In general, a director holds office for a term expiring at the next annual meeting of our shareholders or until her or his successor is duly elected and qualified. Nominations of candidates for election as our directors may be made at any meeting of our shareholders by or at the direction of our Board of Directors or by any shareholder entitled to vote at the meeting. Our Bylaws provide that our Board will fix the date of the annual meeting of our shareholders.

There are six nominees for director, all of whom are current directors of Graymark. Each candidate has been re-nominated by the Nominating and Corporate Governance Committee for election.

Nominee’s Name	Year Nominee First Became A Director	Position(s) with the Company
Thomas Michaud	2013	Chairman of the Board
Stanton Nelson	2003	Chief Executive Officer
Joseph Harroz, Jr.	2007	Director
Robert Moreno, M.D.	2013	Director
Steven L. List	2009	Director
Scott R. Mueller	2008	Director

Nominees

Our Board of Directors has nominated each of Thomas Michaud, Stanton Nelson, Joseph Harroz, Jr., Robert Moreno, M.D., Steven L. List and Scott R. Mueller (each, a “Nominee” or, collectively, “Nominees”) for election as a director for a term expiring in 2014 or until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. For information about each Nominee, see “Directors.” There are no family relationships between our directors and executive officers.

The persons named as proxies in the accompanying Proxy, who have been designated by our Board, intend to vote, unless otherwise instructed in the Proxy, for the election of the six Nominees listed above. Dr. Moreno and

Messrs. List and Mueller are considered independent directors. Mr. Nelson is not considered independent because he currently serves as one of our executive officers. Mr. Michaud is not considered independent because he is the Chief Executive Officer of our Foundation Healthcare business. Mr. Harroz is not considered independent because he has received employment compensation from the Company within the past three years. Should any Nominee become unable for any reason to stand for election as a director, it is intended that the persons named in the Proxy will vote for the election of another person as our Board may recommend. We know of no reason why the Nominees will be unavailable or unable to serve.

Our Board of Directors recommends a vote “FOR” the election of Thomas Michaud, Stanton Nelson, Joseph Harroz, Jr., Robert Moreno, M.D., Steven L. List and Scott R. Mueller to our Board. Your proxy will be voted accordingly unless you specify a contrary choice.

OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

Our executive officers are appointed on an annual basis by, and serve at the discretion of, the Board. Each executive officer is a full-time employee of Graymark. The directors, nominees and executive officers of Graymark are as follows:

Name	Age	Position with the Company
Thomas Michaud	66	Chairman of the Board
Stanton Nelson	42	Chief Executive Officer
Mark R. Kidd	47	Chief Financial Officer
Grant A. Christianson	43	Chief Accounting Officer and Treasurer
Joseph Harroz, Jr.	46	Director
Robert A. Moreno, M.D.(1)(2)(3)	58	Director
Steven L. List (1)(2)(3)	46	Director
Scott R. Mueller (1)(2)(3)	42	Director

(1)	Serves on our Compensation Committee.
(2)	Serves on our Audit Committee.
(3)	Serves on our Nominating and Governance Committee.

Biographical Information

The following is a brief description of the business experience of our executive officers and directors:

Thomas Michaud was appointed as Chairman of the Board, effective July 22, 2013. Mr. Michaud founded Foundation Surgery Affiliates (“FSA”) in January 1996 and currently serves as Chief Executive Officer of FSA and Foundation Surgical Hospital Affiliates, LLC (collectively “Foundation”). Mr. Michaud’s responsibilities include marketing the Foundation program to potential surgeon partners, developing new geographic and product markets for the company, along with medium and long term corporate planning and strategy. Prior to founding FSA, Mr. Michaud held the positions of Chief Operating Officer and Chief Financial Officer of a regional surgery center management company. After graduating from Boston College with a Bachelor of Science degree in Accounting, Mr. Michaud earned his CPA certificate while serving as a staff accountant with the international accounting firm, Ernst & Young. Mr. Michaud’s experience also includes a position as a partner in a local CPA firm, acting as Chief Operating Officer of a regional wholesale company, along with holding the upper management positions of Manager of Management Information Systems and Manager of Materials at an aerospace company. Mr. Michaud’s qualifications to serve on our Board of Directors include his service as Foundation’s Chief Executive Officer, his experience in commercial enterprises in diverse industries and his background in public accounting.

Stanton Nelson was named as our Chief Executive Officer during January 2008 and has served as one of our directors since August 2003 and our Chairman of the Board from July 2008 until June 2011. In addition to his position with Graymark, Mr. Nelson currently serves and since September 2001 has served as Executive Vice

President of R.T. Oliver Investment Company, a privately-held company engaged in oil and gas exploration, retail and commercial real estate and banking. R.T. Oliver Investments is controlled by Roy T. Oliver, one of our greater than 5% shareholders. Mr. Nelson also serves on the board of directors of Valliance Bank as its Vice Chairman. Previously, from July 1996 to January 2000 Mr. Nelson was the Chief Executive Officer of Monroe-Stephens Broadcasting, a privately-held company that owned and operated radio stations in Southwest Oklahoma and Dallas, Texas. Mr. Nelson began his career as a staff member for United States Senator David Boren. Mr. Nelson has a Bachelor of Business Administration in business management from the University of Oklahoma. Mr. Nelson’s qualifications to serve on our Board of Directors include his service as our Chief Executive Officer, his prior experience as a chief executive officer and his experience in commercial enterprises in diverse industries.

Mark R. Kidd was named our Chief Financial Officer in May 2012 and has served as our Secretary since August 2003. From July 2008 to May 2012, Mr. Kidd served as our SEC Reporting Manager. Mr. Kidd previously served as our Chief Financial Officer from August 2003 until July 2008. Mr. Kidd is also Chief Executive Officer of C&L Supply, Inc., a privately-held wholesale distribution company which serves customers in seven states, a position he has held since July 2009. From July 2004 until July 2009, Mr. Kidd served as Chief Financial Officer of C&L Supply. Mr. Kidd served as a director of Access Plans, Inc. from May 2008 until May 2012 including serving as Chairman of the Audit Committee. Access Plans, Inc. is a former publicly-held company and a leading provider of consumer membership plans and healthcare savings membership plans. Mr. Kidd served as Chief Financial Officer of Access Plans USA, Inc. (formerly Precis, Inc.), a former publicly-held company primarily engaged in the providing of healthcare savings plans to the uninsured, from August 1999 until January 2002 and as a director from January 2000 until February 2002. He also served as President, Chief Operating Officer, and a Director of Foresight, Inc. a wholly-owned subsidiary of Access Plans USA, Inc. from February 1999 until January 2002. Mr. Kidd also spent approximately 9 years in public accounting. Mr. Kidd is a Certified Public Accountant and holds a B.B.A. in accounting from Southern Methodist University.

Grant Christianson was named our Chief Accounting Officer in November 2010 and previously served as our Chief Financial Officer from April 2009 until November 2010. Mr. Christianson has served as Vice President for Finance and Accounting of ApothecaryRx, LLC since August 2006. Prior to becoming Vice President for Finance and Accounting of ApothecaryRx, Mr. Christianson was a principal in a financial operations consulting firm that he founded in 2005. Previously he held financial management positions within Novartis Medical Nutrition and McKesson Medication Management. Mr. Christianson is a member of the American Institute of Certified Public Accountants, and he received a Bachelor of Accountancy from the University of North Dakota.

Joseph Harroz, Jr. has served as one of our directors since December 2007. Mr. Harroz is currently the Dean of the University of Oklahoma, College of Law and Vice President of the University; positions he has held since July 2010. Previously, Mr. Harroz served as our President from July 2008 until June 2010 and Chief Operating Officer from July 2008 until September 2009. Mr. Harroz served as Vice President and General Counsel of the Board of Regents, University of Oklahoma since 1996 and has been an Adjunct Professor, University of Oklahoma Law School since 1997 and has served as the Managing Member of Harroz Investments, LLC (commercial enterprise) since 1998. He is also a member and Chairman of the Board of Trustees of Waddell and Reed Ivy Funds and a Trustee of Waddell and Reed Advisors Funds, both open-ended mutual fund complexes managed by Waddell and Reed; a Consultant for MTV Associates (2004 to 2005); and serves as a Director of Valliance Bank (beginning in 2004), Mewbourne Family Support Organization (2000 to present), Norman Economic Development Coalition (2004 to 2008) and Oklahoma Foundation for Excellence (2008 to present). Mr. Harroz’ qualifications to serve on our Board of Directors include his experience as our President as well as a general counsel and a director of various companies. He is able to provide a depth of knowledge as to best practices in corporate governance as well as provide advice on transactional matters.

Robert A. Moreno, M.D. became one of our directors on July 22, 2013. Dr. Moreno is a practicing physician with over 20 years’ experience in internal medicine and rehabilitative medicine. Dr. Moreno is the President of the El Paso Integrated Physicians Group, which he founded in 1990. Dr. Moreno has served as chief of staff and medical director of numerous hospitals including: Highlands Regional Rehabilitation Hospital, Rio Vista Rehabilitation Hospital and Southwestern General Hospital. Dr. Moreno graduated from University of Texas Medical Branch in 1980 and University of Ciudad Juarez in 1985 with a Doctorate of Medicine. Dr. Moreno’s qualifications to serve on our Board of Directors include his experience in health care as a practicing physician and on other boards of directors. His health care experience is relevant to us in gaining a better understanding of the relationships with our physician partners.

Steven L. List has served as one of our directors since December 2009. Mr. List is a Managing Director at Mount Kellett Asset Management, an investment firm, having joined in April 2012. Previously, Mr. List was a Managing Director at CRG Partners, a financial advisory firm, having joined in February 2011. Mr. List was an independent consultant who provided financial advisory and transaction services to companies from June 2008 to February 2011. Previously, Mr. List was Senior Vice President and Chief Financial Officer of Mattress Giant Corporation from February 2002 to June 2008 and served as a Managing Director of Crossroads, LLC from December 1998 to January 2002. From May 1995 to November 1998, he served as Senior Manager, Corporate Restructuring at KPMG, LLP. Mr. List earned his BBA in accounting from the University of Oklahoma and is a certified public accountant and certified insolvency and restructuring advisor. Mr. List’s qualifications to serve on our Board of Directors include his experience as a chief financial officer of numerous companies in different industries which is relevant to our business as well as to provide us advice in financial and transactional matters.

Scott Mueller has served as one of our directors since July 2008. Mr. Mueller is currently the Chief Financial Officer of American Energy Partners, having joined in March 2013. From October 2011 until March 2013, Mr. Mueller was the Chief Financial Officer for Arcadia Resources, an oil and gas business. Mr. Mueller was a partner at the private equity firm of Hall Capital Partners from July 2009 until October 2011 when he joined Arcadia Resources. Prior to joining Hall Capital Partners, he was a partner at TLW Investments from June 2008 to July 2009. He was employed at Goldman Sachs from 1999 through May 2008, most recently as a vice president in the Private Wealth Management group from 2002 through 2008. Mr. Mueller earned a Masters of Business Administration from the University of Texas in 1999 and graduated from the Honors College at Michigan State University in 1992 with a Bachelor of Arts in General Administration-Pre Law. Mr. Mueller also serves on the board of ProspX, Inc. Mr. Mueller’s qualifications to serve on our Board of Directors include his experience as a chief financial officer as well as his experience in private equity and financial matters which provide us advice in operational, financial and transactional matters.

Information Concerning the Board of Directors

Our Board of Directors currently consists of six members, four of whom qualify as independent within the meaning of the listing standards of The NASDAQ Stock Market, Inc. The Board determined that Robert A Moreno, M.D., Steven L. List and Scott R. Mueller, qualify as independent directors.

Each nominee director currently serves as a member of our Board of Directors. During 2012, our Board of Directors held 10 meetings. Each of the Nominees attended at least 75% of the Board meetings and the meetings of the committees on which he or she served. The Board met in executive session, without members of management, 4 times.

Policy Governing Director Attendance at Annual Meetings of Shareholders

In April 2010, the Board adopted a policy that all directors and all nominees for election as directors attend the Company’s annual meeting of shareholders in person. For the 2012 annual meeting of shareholders, 6 directors attended the meeting.

Board Committees

Our Board maintains three standing committees: Audit, Compensation, and Nominating and Corporate Governance. The Compensation Committee and Audit Committee were established in January 2008 and the Corporate Governance Committee was established in April 2008. There will, from time to time, be occasions on which the Board may form a new committee or disband a current committee depending upon the circumstances.

All committees report on their activities to our Board and serve at the pleasure of our Board. Each Committee has a written charter, approved by the Board, which describes the Committee’s general authority and responsibilities. Each Committee will undertake an annual review of its charter, and will work with the Board to make such revisions as are considered appropriate.

Each Committee has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the Committee in its work.

Audit Committee

The Audit Committee, is established in accordance with Section 3(a)(58)(A) of the Exchange Act, is responsible for the selection and retention of our independent auditors, reviews the scope of the audit function of the independent auditors, and reviews audit reports rendered by the independent auditors. All of the members of the Audit Committee are “independent directors” as defined in Rule 5605 of the NASDAQ Stock Market, Inc. marketplace rules (the “NASDAQ rules”), and one member, Scott R. Mueller, serves as the Audit Committee’s financial expert. The Audit Committee is comprised of Robert A. Moreno, M.D. (since August 2013), Steven L. List and Scott R. Mueller (Chair). S. Edward Dakil, M.D., served as a member of our Audit Committee until his resignation in August 2013. During 2012, the Audit Committee met 5 times.

The Audit Committee operates under a written charter adopted by the Board, which is available on the Company’s website at http://www.graymarkhealthcare.com under “Investors-Corporate Governance.”

Compensation Committee

The Compensation Committee reviews our compensation philosophy and programs, and exercises authority with respect to payment of direct salaries and incentive compensation to our officers. The Compensation Committee is comprised of Robert A. Moreno, M.D. (since August 2013), Steven L. List (Chair) and Scott R. Mueller. S. Edward Dakil, M.D., served as a member of our Compensation Committee until his resignation in August 2013. During 2012, the Compensation Committee met 2 times.

The Compensation Committee operates under a written charter adopted by the Board, which is available on the Company’s website at http://www.graymarkhealthcare.com under “Investors-Corporate Governance.”

The purpose of the committee shall be to carry out the Board’s overall responsibility relating to executive officer compensation. In furtherance of this purpose, the Compensation Committee shall have the following authority and responsibilities:

•	To evaluate candidates for executive positions, including the chief executive officer, and to oversee the development of executive succession plans;

•	To review and approve the corporate goals and objectives with respect to compensation for the Chief Executive Officer. The Committee shall evaluate at least once a year, the Chief Executive Officer’s performance in light of these established goals and objectives and based upon these evaluations shall set the Chief Executive Officer’s annual compensation, including salary, bonus, incentive and equity compensation;

•	To review and approve on an annual basis the evaluation process and compensation structure for the Company’s executive officers. The committee shall approve the annual compensation, including salary, bonus, incentive and equity compensation, for the company’s executive officers. The Committee shall also provide oversight of management’s decisions concerning the performance and compensation of other Company officers;

•	To review the Company’s incentive compensation plans (including equity and stock option plans) and recommend changes to such plans to the Board as needed. The Committee shall have and shall exercise all the authority of the Board with respect to the administration of such plans;

•	To maintain regular contact with the leadership of the Company in order to continually assess and assist with the making of progress towards the Company’s goals and objectives; and

•	To prepare and publish an annual executive compensation report in the Company’s proxy statement as required by federal securities laws.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (a) monitors and oversees matters of corporate governance, including the evaluation of Board performance and processes and the “independence” of directors, and (b) selects, evaluates and recommends to the Board qualified candidates for election or appointment to the Board. The Nominating and Corporate Governance Committee is comprised of Robert A. Moreno, M.D. (since August 2013), Steven L. List and Scott R. Mueller (Chair). S. Edward Dakil, M.D., served as a member of our Nominating and Corporate Governance Committee until his resignation in August 2013. During 2012, the Nominating and Corporate Governance Committee met 2 times.

The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board, which is available on the Company’s website at http://www.graymarkhealthcare.com under “Investors-Corporate Governance.”

The responsibilities of the Nominating and Corporate Governance Committee include:

•	Formulating, recommending to the Board and overseeing the implementation and administration of the Company’s corporate governance structure and framework;

•	Monitoring and reviewing any issues regarding the “independence” of the directors or involving potential conflicts of interest, and evaluating any change of status of directors and making recommendations regarding the propriety of continued service;

•	Reviewing the Company’s Code of Conduct at least annually and recommending changes, as necessary, to the Board;

•	Reviewing and reporting additional corporate governance matters as necessary or appropriate or as directed by the Chairman of the Board;

•	Leading the search for, screening, evaluating and recommending to the Board qualified candidates or nominees for election or appointment as directors;

•	Recommending Board committee assignments and committee chairs for consideration by the Board;

•	Recommending the number of members that shall serve on the Board; and

•	Periodically administering and reviewing with the Board an evaluation of the processes and performance of the Board in order to identify areas of concern or potential issues relating to Board and committee processes, performance and effectiveness and to assess and evaluate the overall effectiveness of individual directors.

Board Leadership Structure and Role in Risk Oversight

Prior to the addition of Ms. Jamie Hopping in July 2011, our Chief Executive Officer also served as the Chairman of our Board of Directors. During 2011, the Board considered the addition of a new board member with substantial experience in operational, transactional and management roles with major heath care service providers. In July 2011, Ms. Hopping joined our Board as a non-executive Chairman of the Board and Mr. Nelson remained our Chief Executive Officer and a director. Independent directors and management have different perspectives and roles in strategy development. In connection with our acquisition of Foundation Surgery Affiliates, LLC and Foundation Surgical Hospital Affiliates, LLC and our focus on outpatient surgery centers and surgical hospitals Ms. Hopping resigned as our Chairman of the Board and the Board determined to appoint Thomas Michaud as our Chairman of the Board. Our independent directors bring experience, oversight and expertise from outside the company and industry, while our Chief Executive Officer brings company-specific experience and expertise. The Board believes that separating the positions of Chairman and Chief Executive Officer allows the Chief Executive Officer to focus on the business, strategy development and execution. Our Chairman provides advice and oversight on strategy development and facilitates information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes that separating the role of Chairman and Chief Executive Officer is in the best interest of the shareholders because it provides the appropriate balance between strategy development and independent oversight of management.

The Chairman of the Board has the responsibility of presiding at all executive sessions of the Board, consulting with the Chief Executive Officer on board meeting agendas and acting as a liaison between management and the non-management directors.

The Board, as a whole and at the committee level, has an active role in overseeing management of the Company’s risks. The Board regularly reviews information regarding our credit, liquidity, operations and regulatory matters, as well as the risks associated with each. Each committee regularly reports to the entire Board, including on the risks reviewed by such committee.

Code of Business Conduct and Ethics

In May 2010, we adopted a revised code of business conduct and ethics that applies to all of our employees, officers and directors, and includes additional standards of conduct for our principal executive, financial and accounting officers and all persons responsible for financial reporting. See “Certain Relationships and Related Party Transactions.” Our code of business conduct and ethics is available on our website at www.graymarkhealthcare.com under “Investors-Corporate Governance.” Information on, or accessible through, our website is not part of this filing. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Policies Governing Director Nominations

Director Qualifications

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, from time to time, the appropriate qualities, skills and characteristics desired of Board members in the context of the current make-up of the Board. This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all directors. Directors must be highly-qualified and must possess the highest standards of personal and professional ethics and integrity, practical wisdom and mature judgment and be committed to staunchly representing the interests of the stockholders. The Nominating and Corporate Governance Committee also believes that the Board should be comprised of a diverse group of individuals with significant leadership accomplishments in international business, government, education or not-for-profit activities; who have been associated with institutions noted for excellence; and who have broad experience and the ability to exercise sound business judgment. In addition, although there is no specific policy on considering diversity, the Board and the Nominating and Corporate Governance Committee believe membership should represent diverse viewpoints.

These factors and others are considered useful by the Board, and are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.

Process for Identifying and Evaluating Director Nominees

The Board is responsible for selecting its own members to stand for election. The Board delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board and management will be requested to take part in the process as appropriate.

Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board’s approval as director nominees for election to the Board. The Nominating and Corporate Governance Committee also recommends candidates for the Board’s appointment to the committees of the Board.

Procedure for Recommendation of Director Nominees by Shareholders

The Nominating and Corporate Governance Committee does not currently have a policy with regard to the consideration of director candidates recommended by shareholders. The Company is a smaller reporting company and has focused on recruiting high-quality candidates for directors. The Board believes that given the Company’s stage of development, it is appropriate for the Board to not have a policy on consideration of director candidates recommended by shareholders.

Policies Governing Security Holder Communications with the Board of Directors

The Board provides to every security holder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for security holder communication (as that term is defined by the rules of the Securities and Exchange Commission) as follows:

For communications directed to the Board as a whole, security holders may send such communication to the attention of the Chairman of the Board via the method listed below:

By U.S. Mail (including courier or expedited delivery service):

Graymark Healthcare, Inc.

204 North Robinson, Suite 400

Oklahoma City, Oklahoma 73102

Attn: Chairman of the Board of Directors

For security holder communications directed to an individual director in his or her capacity as a member of the Board, security holders may send such communications to the attention of the individual director via the method listed below:

By U.S. Mail (including courier or expedited delivery service):

Graymark Healthcare, Inc.

204 North Robinson, Suite 400

Oklahoma City, Oklahoma 73102

Attn: [Name of Individual Director]

The Company will forward any such security holder communication to the Chairman of the Board, as a representative of the Board, and/or to the director to whom the communication is addressed on a periodic basis. The Company will forward such communication by certified U.S. Mail to an address specified by each director and the Chairman of the Board for such purposes or by secure electronic transmission.

Report of the Audit Committee

The Audit Committee monitors the integrity of our financial statements, the independence and qualifications of the independent registered public accounting firm, our compliance with legal and regulatory requirements and the effectiveness of our internal controls. The Audit Committee is also responsible for retaining, evaluating, and, if appropriate, recommending the termination of our independent registered public accounting firm. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our financial statements with U.S. generally accepted accounting principles.

In the performance of its functions, our Audit Committee:

•	reviewed and discussed the audited consolidated financial statements for 2012 with our management,

•	received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence, and

•	recommended to our Board of Directors that the audited financial statements as of and for the year ended December 31, 2012 be included in our Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Our review with the independent registered public accounting firm included a discussion of the firm’s judgments as to the quality, not just the acceptability, of our accounting principles and other matters as are to be discussed with the Audit Committee under Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also discussed with the independent registered public accounting firm our (including our management) and their independence, including disclosures received by the Audit Committee in accordance with the requirements of the Public Company Accounting Oversight Board. Furthermore, the Audit Committee considered whether the non-financial statement audit services provided by our independent registered public accounting firm affected their independence. The Audit Committee will discuss with our independent registered public accounting firm the overall scope and plans of their audit for 2013.

In reliance on the review and discussions referred above, the Audit Committee recommended to, and the Board approved, filing of the audited financial statements for the year ended December 31, 2012, with the United States Securities and Exchange Commission. The Audit Committee selected Hein & Associates LLP as our registered independent public accounting firm for 2013.

Our Audit Committee Members:

Steven L. List

Scott R. Muller

Robert A. Moreno, M.D.

The report of the Audit Committee shall not be deemed to be “soliciting material,” shall not be deemed filed with the SEC, shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

Compensation Committee

The primary goals of our Compensation Committee in setting 2012 executive officer compensation were:

•	to provide a competitive compensation package that enabled us to attract and retain key executives, and

•	to align the interests of our executive officers with those of our shareholders and also with our operating performance.

Overview of Executive Officer Compensation

We have not engaged an independent consultant to compare the primary elements of our executive compensation against a peer group of comparable companies. Furthermore, we have not found a direct peer in the sleep order diagnostic and treatment industry with publicly-available information. However, we have utilized a weighted composite of base pay, incentive compensation and stock and options awards to create a focal point of total cash compensation that consisted of base pay and incentive cash compensation. In the future, our Compensation Committee may consider obtaining a study of companies within our current operating industries that are similar in size, revenues and earnings to our current profile to assist in establishing executive officer compensation levels and composition.

We have no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Prior to 2008, the only non-cash incentive awards were annual grants of stock options exercisable for the purchase of our common stock shares at or above the closing sale price of our stock on the date of grant. In 2012, we adopted our Amended and Restated 2008 Long-Term Incentive Plan (“Amended 2008 Plan”) that received shareholder approval in May 2012. In 2012, we also adopted performance-based compensation measures, under the Amended 2008 Plan, called “Performance Criteria” which means the criteria that the Compensation Committee selects for purposes of establishing the performance goals for an individual for a particular performance period selected by the Compensation Committee (provided such period shall not be less than 12 months). The Performance Criteria (which shall be applicable to the organizational level specified by the Compensation Committee, including, but not limited to, the Company or a unit, division, group, or subsidiary of the Company) that will be used to establish performance goals shall be based on the following: earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the Common Stock, economic value-added, funds from operations or similar measure, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, stockholder returns, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of Common Stock, sales or market shares and number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

We believe in engaging the best available talent in critical managerial functions and this may result in our having to negotiate individually with executives who have retention packages in place with other employers or who have specific compensation requirements. Accordingly, our Compensation Committee may determine that it is in our and our shareholders’ best interests that we negotiate a compensation package with an individual that deviates from our standard compensation practices. Similarly, our Compensation Committee may authorize compensation arrangements outside of the normal annual review cycle in order to address a retention issue.

In 2012, Stanton Nelson, who served as our Chief Executive Officer participated in discussions with the Compensation Committee on executive compensation other than his executive officer compensation. We expect that Mr. Nelson will participate in discussions with other members of our executive management team in the drafting of our compensation plans and policies, including earnings targets and operating results. To the extent that members of management participate in executive compensation discussions with our Compensation Committee, they do so only on an advisory basis, and final determination of executive compensation matters is made by the Committee.

We currently do not have any ownership guidelines requiring our executives to hold a minimum ownership interest in our common stock shares. We believe that our Amended and Restated 2008 Long-Term Incentive Plan provides compensation in a manner that aligns our executives’ interests with those of our shareholders in furtherance of growth and creation of shareholder value.

Summary of 2012 Performance Compared to 2011

During 2012, we primarily focused on maintaining our existing sleep diagnostic and therapy business and our acquisition of Foundation Surgery Affiliates, LLC and Foundation Surgical Hospital Affiliates, LLC (collectively “Foundation”) which closed on July 22, 2013. Subsequent to the Foundation transaction, our primary focus is the execution of the Foundation business plan which includes operating surgical hospitals and surgery centers. In addition, we anticipate that our existing strategy of providing diagnosis and care management solution for patients suffering from sleep disorders would be significantly curtailed.

During 2012, we incurred significant operating losses and were impacted by a lack of capital resources. As of December 31, 2012, we had an accumulated deficit of $57.6 million and reported a net loss of $22.4 million for 2012.

	2012	2011	% Change
Results from Operations:
Services and product sales	$16,961,102	$17,509,794	(3.1)%
Impairment of goodwill and intangible assets	14,787,165	—	100.0%
Loss from continuing operations, before taxes	(22,568,153)	(6,403,652)	252.4%
Income (loss) from discontinued operations, net of taxes	(224,470)	291,155	(177.1)%
Net loss attributable to Graymark Healthcare	(22,449,703)	(5,894,409)	285.1%

Summary of Total Compensation Earned for 2012 Compared to 2011

Because we did not achieve our performance goals for 2012, the Named Executive Officers did not earn any awards under our incentive plan for 2012. As discussed below under “Components of Executive Compensation – 2012 Bonus Incentive Plan”, we would have had to achieve at least 100% of the established targets for 2012 in order for the Key Executives and Senior Executives to have earned the minimum 50% payout under our performance-based plans.

Although we did not meet our financial targets for 2012, we made substantial progress in our efforts to acquire Foundation. However, due to the prolonged time period for completing the Foundation transaction and our limited liquidity and capital resources, the original forecast for 2012 no longer represented an achievable forecast for the year. Our 2012 Bonus Incentive Plan was based on achieving the original forecast and did not take into consideration the infrastructure changes needed as a result of our limited liquidity and capital resources. During 2012, our Chief Executive Officer did earn a bonus under the 2012 Bonus Incentive Plan for completing certain operational projects.

The following table summarizes total compensation earned by each Named Executive Officer for 2012 as compared to 2011. The increase in compensation for fiscal 2012 from fiscal 2011 is principally due to the discretionary cash bonus. See the “Summary Compensation Table” for a detail breakdown of compensation for each Named Executive Officer.

	2012	2011	% Change
Named Executive Officer
Stanton Nelson,
Chief Executive Officer	$361,400	$111,000	226%
Mark R. Kidd
Chief Financial Officer and Secretary (1)	$103,800	$76,500	36%
Edward M. Carriero, Jr.
Former Chief Financial Officer (2)	$85,200	$200,000	(57%)
Grant A. Christianson
Chief Accounting Officer	$162,000	$162,000	—%

(1)	Mr. Kidd became our Chief Financial Officer in May 2012 and was previously our SEC Reporting Manager.
(2)	Mr. Carriero resigned as our Chief Financial Officer in May 2012

Elements of Executive Compensation

Compensation of our executive officers in 2012 was comprised primarily of:

•	base salaries,

•	performance-based annual cash incentives,

•	awards under our equity compensation plans (stock awards and stock options), and

•	perquisites and other employee benefits.

In an effort to ensure the continued competitiveness of our executive compensation policies, the Committee, in setting base salaries and bonuses and making annual and long-term incentive awards, considered the prior levels of executive compensation, and the compensation paid to executives of our competitors.

The incentive portions of an executive’s compensation (stock awards and stock option awards) are intended to achieve the Committee’s goal of aligning any executive’s interests with those of our shareholders and with our operating performance. The stock awards and stock option awards or grants place the recipient executive officers or other employee at risk and are linked to the effect our operating results have on the market price of our common stock and effectively are designed (in the near- and long-term) to benefit our shareholders through increased value in the event favorable operating results are achieved. As a further condition, the executive officer is required to remain in our employ in order to become fully vested or obtain full unrestricted ownership of the awarded common stock shares. As a result, during years of favorable operating results our executives are provided the opportunity to participate in the increase in the market value of our common stock, much like our shareholders. Conversely, in years of less favorable operating results, the compensation of our executives may be below competitive levels. Generally, higher-level executive officers have a greater level of their compensation placed at risk.

Executive Base Salaries. We provide a base salary for our executives to compensate them for their services during the fiscal year. Other than as established pursuant to negotiated long-term employment agreements, because we have a limited number of employees, we have not formulated a policy setting base salary ranges by position or responsibility. In determining the base salary for each employee, the Compensation Committee considers:

•	the performance of the executive;

•	our operating performance and results; and

•	internal factors including previously agreed upon contractual commitments, the executive’s compensation relative to other officers, and changes in job responsibility.

We currently have an employment agreement with Stanton Nelson.

Performance-based annual cash incentives. The Compensation Committee believes that a substantial portion of each executive’s compensation should tie directly to our financial performance. Our compensation program includes eligibility for an annual performance-based cash incentive opportunity for Chief Executive Officer and Chief Financial Officer as well as selected non-executive employees. The Committee believes that an annual cash incentive component of compensation is necessary to provide additional incentive to help achieve the annual goals, which ultimately benefit our stockholder value.

2012 Bonus Incentive Plan. Our 2012 Bonus Incentive Plan, which was established in May 2012, is an annual performance-based cash incentive plan. The participants include our Chief Executive Officer and our former Chief Financial Officer. For 2012, the 2012 Bonus Incentive Plan used EBITDA as the benchmark. We use EBITDA because it: (i) measures performance over the periods in which executives can have significant impact, (ii) is directly linked to our long-term growth plan, and (iii) is a key metric used by management and the board to assess our operating performance.

The target range of EBITDA for 2012 was approved by the Compensation Committee on March 16, 2012. Our executives were eligible to receive a cash incentive award ranging from 100% to 125% of their designated target opportunity (which is 100% of plan year base salary for the Key Executives and 35% of plan year base salary for the Senior Executives) if we achieved between 100% and 125% of an EBITDA target of ($0.2) million for 2012. Actual EBITDA for 2012 was ($5.6) million; accordingly, no awards were granted pursuant to the 2012 Bonus Incentive Plan.

Our Chief Executive Officer was also eligible to receive a cash bonus upon achieving the following individual performance targets:

•	Company fully functional on centralized scheduling, including any acquisition closed prior to June 30, 2012

•	Identify, close and integrate at least one acquisition (acquisitions identified and closed prior to year-end 2011 but integrated in fiscal year 2012 will count toward this goal)

•	Business development goals - obtain 20 new revenue sources (either hospital contracts or new labs)

•	Compliance goals - SOX compliant by fiscal year end 2012, and no internal control weaknesses identified by auditors, management or audit committee during the 2012 audit, and in good standing with all state and federal payors

•	Review, propose and implement a company-wide comp/incentive program with assistance and approval from the Compensation Committee

Our Chief Executive Officer earned a bonus of $60,000 under the 2012 Bonus Incentive Plan for achieving each of the performance objectives noted above. In September 2012, the Compensation Committee elected to give Mr. Nelson a discretionary bonus of $40,000 for his efforts related to the acquisition of Foundation.

Long-Term Equity Compensation Plan Awards and Grants. Stanton Nelson, our Chairman and Chief Executive Officer, was granted stock awards under our 2008 Amended and Restated Long-Term Incentive Plan in accordance with the terms of his employment agreement. Effectively, stock option grants to our executive officers and other employees will not provide any value to the recipient until the market price of our common stock exceeds the exercise price of the options. Stock awards have value on the date of grant (if granted without vesting restrictions) or on the date that they are no longer subject to forfeiture. The value of the stock awards is related to the price of our common stock. These stock options and restricted stock awards are accordingly tied to the stock price appreciation of our common stock, rewarding the executives and our other employees as if they share in the ownership of our common stock similar to that of our shareholders. The number of shares subject to options and number of restricted shares granted to each executive officer was determined based upon the expected value of our common stock and our historical practice of granting stock options to our executive officers and directors. Stock option grants and awards and restrictive stock awards are intended to:

•	enhance the link between the creation of shareholder value and long-term executive incentive compensation;

•	provide an opportunity for increased equity ownership by executives and other employees; and

•	maintain competitive levels of executive and non-executive compensation.

Other Benefits. Our executive officers receive other perquisites and benefits consistent with our goals of providing an overall compensation plan that is competitive in order to attract and retain key executives. The Compensation Committee believes that these perquisites and benefits are reasonable and periodically reviews our compensation policies. These perquisites and benefits include health insurance, life insurance, and other benefits available to all of our employees without discrimination.

We currently do not have a retirement plan, a savings plan, a deferred compensation plan, or any other benefit plan available to our executives, other than our 401(k) retirement plan that is generally available to our employees.

Termination Based Compensation. We have an employment agreement with our Chief Executive Officer. Upon termination of employment, our Chief Executive Officer is entitled to receive severance payments under their employment agreements in the event of terminations without justifiable cause. This employment agreement is discussed in detail below following the “Summary Compensation Table.” Our employment agreements do not contain any tax gross ups pursuant to Section 280(g) of the Internal Revenue Code.

Tax Implications. Under Section 162(m) of the Internal Revenue Code, certain executive compensation in excess of $1 million paid to a principal executive officer and the three most highly compensated executive officers (other than the principal executive officer) at the end of any fiscal year is limited and is not deductible for federal income tax purposes unless the compensation qualifies as “performance-based compensation.” The Compensation Committee’s policy with respect to Section 162(m) is to make a reasonable effort to cause compensation to be deductible by us while simultaneously providing our executive officers with appropriate rewards for their performance. Our Bonus Incentive Plan is subject to the terms and conditions of our Amended 2008 Plan.

COMPENSATION COMMITTEE REPORT

We, the Compensation Committee of the Company, have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Steven L. List, Chairman

Scott R. Mueller

Robert A. Moreno, M.D.

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table sets forth the total compensation paid or accrued of our Chief Executive Officer, our Chief Financial Officer and our other named executive officers for our fiscal years ended December 31, 2012 and 2011.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	All Other Compensation	Total
Stanton Nelson(3)	2012	$199,000	$100,000	$—	$62,400	$—	$361,400
Chief Executive Officer	2011	$—	$—	$111,000	$—	$—	$111,000
Mark R. Kidd(4)	2012	$96,600	$—	$7,200	$—	$—	$103,800
Chief Financial Officer	2011	$60,000	$—	$16,500	$—	$—	$76,500
Edward M. Carriero, Jr.(5)	2012	$85,200	$—	$—	$—	$—	$85,200
Former Chief Financial Officer	2011	$200,000	$—	$—	$—	$—	$200,000
Grant A. Christianson(6)	2012	$162,000	$—	$—	$—	$—	$162,000
Chief Accounting Officer	2011	$162,000	$—	$—	$—	$—	$162,000

(1)	The value of Stock Awards is the grant date fair value multiplied by the number of shares awarded computed in accordance with FASB Topic 718. For financial reporting purposes, the fair value of the Stock Awards is expensed over the requisite vesting period for the award. The assumptions the Company used for calculating the grant date fair values are set forth in Note 13 to the Company’s consolidated financial statements for the year ended December 31, 2012 included in the Company’s annual report on Form 10-K for the year ended December 31, 2012.
(2)	The value of Option Awards is the aggregate grant date fair value computed in accordance with FASB Topic 718. For financial reporting purposes, the fair value of the Option Awards is expensed over the requisite vesting period for the award. The assumptions the Company used for calculating the grant date fair values are set forth in Note 13 to the Company’s consolidated financial statements for the year ended December 31, 2012 included in the Company’s annual report on Form 10-K for the year ended December 31, 2012.
(3)	Mr. Nelson’s salary and bonus for 2012 includes $165,800 and $100,000, respectively, in compensation that has been earned but not paid by the Company.
(4)	Mr. Kidd became our Chief Financial Officer on May 14, 2012. Mr. Kidd has previously served as our SEC Reporting Manager from July 2008 to May 2012 and our Chief Financial Officer from August 2003 to July 2008.
(5)	Mr. Carriero became our Senior Vice President, Corporate Development, on October 7, 2010, and was subsequently appointed as our Chief Financial Officer on November 15, 2010. Mr. Carriero resigned as our Chief Financial Officer on May 14, 2012.
(6)	Mr. Christianson served as our Chief Financial Officer from April 30, 2009 until November 15, 2010 and currently serves as our Chief Accounting Officer.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information related to equity awards held by our named executive officers as of December 31, 2012. During 2012, no options to purchase our common stock were exercised by the Named Executive Officers.

	Outstanding Equity Awards at December 31, 2012
	Option Awards				Stock Awards
	Number of Common Stock Underlying Options		Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested(1)
Name	Exercisable	Unexercisable
Stanton Nelson(3)	—	330,000	$0.50	3/30/2022	—		—
Mark R. Kidd	—	—	$—		—		—
Grant A. Christianson	—	—	$—		3,750	(2)	$825

(1)	The closing sale price of our common stock as reported on OTC Bulletin Board on December 31, 2012 was $0.22.
(2)	3,750 shares vested on August 1, 2013.
(3)	On March 30, 2012, Mr. Nelson was granted options to purchase 330,000 shares of the Company’s common stock at $0.50 per share. The option grant has six tranches of 55,000 shares each that vest as follows:

a.	Tranche 1 – vests 12 months from date of grant or Company achieves positive EBITDA quarter, whichever occurs first.

b.	Tranche 2 – vests 24 months from date of grant or Company achieves two consecutive positive EBITDA quarters, whichever occurs first.

c.	Tranche 3 – vests 36 months from date of grant or Company achieves trailing twelve months of EBITDA of $3.5 million, whichever occurs first.

d.	Tranche 4 – vests 48 months from date of grant or Company achieves trailing twelve months of EBITDA of $5.0 million, whichever occurs first.

e.	Tranche 5 – vests when Company achieves trailing twelve months of EBITDA of $6.0 million.

f.	Tranche 6 – vests when Company achieves trailing twelve months of EBITDA of $7.5 million.

Employment Arrangements with Current Executive Officers

As of December 31, 2012, we had an employment agreement with Stanton Nelson, our Chief Executive Officer. The material terms of this employment agreement, as amended to such date, are summarized below:

Stanton Nelson. Effective October 1, 2009, we entered into an employment agreement with Mr. Nelson to serve as either or both the Chief Executive Officer and Chairman of the Board of Directors of the Company. Mr. Nelson’s agreement is for an initial three-year term, and automatically extends for additional three year periods, unless earlier terminated in accordance with its terms or we notify him within 120 days of termination date that the term will not be extended. The employment of Mr. Nelson is full time and may be terminated by him or the Company with or without cause. Except to a limited extent and as expressly permitted by our Board of Directors, Mr. Nelson is prohibited from serving as an officer or director of a publicly-held company or owning an interest in a company that interferes with his full-time employment or that is engaged in a business activity similar to our business. Mr. Nelson is to receive a base salary of $1.00, and is eligible to be paid bonus compensation, if any, as determined in the absolute discretion of the Company. In addition, upon execution of the employment agreement, and on October 1 of each year during the term of his employment agreement, Mr. Nelson shall be granted a fully vested stock award of 100,000 shares of the Company’s common stock pursuant to the Company’s Amended 2008 Plan. Mr. Nelson is eligible for participation in any and all benefit programs that the Company makes available to its employees, including health, dental and life insurance to the extent that he meets applicable eligibility requirements. Mr. Nelson is entitled to four weeks paid vacation yearly. We have the right to terminate Mr. Nelson’s agreement without cause for any reason, and Mr. Nelson may terminate his employment for cause, in either case on at least 30-day advance notice. In the event of termination without cause by us or termination by Mr. Nelson for cause, Mr. Nelson is entitled to a grant of 300,000 shares of fully vested common stock under our Amended 2008 Plan, reduced by any amounts of common stock already granted to him pursuant to his employment agreement, issued in 24 equal installments, plus eligibility in health and certain other benefit plans for 12 months from termination.

Amended and Restated Employment Agreements

On April 6, 2012, we entered into an Amended and Restated Employment Agreement with Stanton Nelson, our Chief Executive Officer. The material terms of the amended agreements are summarized below.

Amended and Restated Employment Agreement with Stanton Nelson.

The amended employment agreement with Mr. Nelson replaces his prior employment agreement that became effective on October 1, 2009. Under the terms of the amended agreement, Mr. Nelson will continue to serve as Chief Executive Officer of the Company. Mr. Nelson’s employment is “at will” and may be terminated at any time by Mr. Nelson or the Company, subject to the terms of the amended agreement. Except to a limited extent and as expressly permitted by our Board of Directors, Mr. Nelson is prohibited from serving as an officer or director of a publicly-held company or owning an interest in a company that interferes with his full-time employment or that is engaged in a business activity similar to our business. Mr. Nelson will receive a base salary of $199,000, which may be increased in the discretion of the Compensation Committee of the Board of Directors of the Company. Mr. Nelson is eligible for participation in any and all benefit programs that the Company makes available to its employees, including health, dental and life insurance to the extent that he meets applicable eligibility requirements. Mr. Nelson is entitled to four weeks paid vacation yearly. We have the right to terminate Mr. Nelson’s agreement without cause for any reason, and Mr. Nelson may terminate his employment for cause, in either case on at least 30-days advance notice. In the event of termination without cause by us or termination by Mr. Nelson for cause, Mr. Nelson shall be entitled to a payment equal to 18-months of his most recent base salary plus eligibility in health and certain other benefit plans for 18 months from termination.

In addition, Mr. Nelson agreed that, during the 24 months following termination of his employment, he will:

•	Not acquire, attempt to acquire, solicit, perform services (directly or indirectly) in any capacity for, or aid another in the acquisition or attempted acquisition of an interest in any business involved in providing sleep disorder diagnostic services, sleep therapy or re-supply services in any city in the United States where the Company or any of its affiliates owns a sleep center, or that is within 40 miles of a sleep center location owned by the Company or any of its affiliates;

•	Not solicit, induce, entice or attempt to entice (directly or indirectly) any employee, officer or director (except the executive officer’s personal secretary, if any), contractor, customer, vendor or subcontractor of the Company or any of its affiliates, or breach any relationship with the Company or any of its affiliates; and

•	Not solicit, induce, entice or attempt to entice any customer, vendor or subcontractor of the Company or any of its affiliates to cease doing business with the Company or any of its affiliates.

The foregoing summaries of the Amended and Restated Employment Agreements are qualified in their entirety by reference to the exhibits filed with the Company’s 10-K for the year ended December 31, 2012.

Compensation of Directors

We do not compensate directors for serving on our Board of Directors or attending meetings of our Board of Directors or any of its committees. We did compensate our former Chairman of the Board, Ms. Jamie Hopping, $10,000 per month for services provided in her capacity as Chairman until her resignation in July 2013. During 2012, Ms. Hopping earned $120,000 for her service as Chairman. We reimburse our directors for travel and out-of-pocket expenses in connection with their attendance at meetings of our Board of Directors. During 2012, each of our non-employee directors, other than Ms. Hopping received fully-vested stock awards covering 15,000 shares. The directors who serve as chairman of the audit committee and compensation committee, respectively, each received fully-vested stock awards covering 5,000 shares. All compensation received by our directors who are also executive officers is included in our Summary Compensation Table. See “Summary Compensation Table” for compensation received by directors who also served as an employee during 2012 or 2011.

Director Compensation Table

Name	Fees	Stock Awards	Option Awards	All Other Compensation	Total
Thomas Michaud(1)	$—	$—	$—	$—	$—
Jamie Hopping (former Chairman of the Board)(2)	$120,000	$—	$—	$—	$120,000
Scott R. Mueller	$—	$9,600	$—	$—	$9,600
Steven L. List	$—	$9,600	$—	$—	$9,600
Joseph Harroz, Jr.	$—	$7,200	$—	$—	$7,200
Robert A. Moreno, M.D.(1)	$—	$—	$—	$—	$—
S. Edward Dakil, M.D. (former Director)(2)	$—	$7,200	$—	$—	$7,200

(1)	Mr. Michaud and Dr. Moreno were elected to the Board on July 22, 2013
(2)	Ms. Hopping and Dr. Dakil both resigned from the Board on July 22, 2013. Ms. Hopping’s fees during 2012 include $60,000 earned but not paid by the Company.

Agreement with Jamie Hopping

We entered into a Chairman of the Board Agreement with our former Chairman, Ms. Jamie Hopping, pursuant to which she was paid a fee of $10,000 per month for serving as Chairman of the Board and attending meetings of our Board. We also reimbursed Ms. Hopping, along with our other independent directors, for travel and out-of-pocket expenses in connection with their attendance at meetings of our Board. When Ms. Hopping resigned in July 2013, we owed her $130,000 for fees that had been earned under the agreement but not paid by the Company.

Equity Compensation Plans

For the benefit of our employees, directors and consultants, we have adopted the Amended and Restated 2008 Long-Term Incentive Plan.

The Amended and Restated 2008 Long-Term Incentive Plan. For the benefit of our employees, directors and consultants, we adopted the Amended 2008 Long-Term Incentive Plan (the “Incentive Plan” or the “Amended 2008 Plan”). The Incentive Plan was established to create equity compensation incentives designed to motivate our directors and employees to put forth maximum effort toward our success and growth and enable our ability to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to our success. The Incentive Plan provides for the grant of stock options, including incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)), restricted stock awards, performance units, performance bonuses and stock appreciation rights to our employees and the grant of nonqualified stock options, stock appreciation rights and restricted stock awards to non-employee directors, subject to the conditions of the Incentive Plan (“Incentive Awards”). The number of shares of common stock authorized and reserved for issuance under the Incentive Plan is 2,750,000.

For purposes of administration of the Incentive Plan, it is deemed to consist of three separate incentive plans, a Non-Executive Officer Participant Plan, an Executive Officer Participant Plan and a Non-Employee Director Participant Plan. Except for administration and the category of employees eligible to receive incentive awards, the terms of the Non-Executive Officer Participant Plan and the Executive Officer Participant Plan are identical. The Non-Employee Director Plan has other variations in terms and only permits the grant of nonqualified stock options and restricted stock awards. The Incentive Plan is designed to provide flexibility to meet our needs in a changing and competitive environment while minimizing dilution to our shareholders. We do not intend to use all incentive elements of the Incentive Plan at all times for each participant but will selectively grant the incentive awards and rights to achieve long-term goals.

The Incentive Plan became effective on October 29, 2008 and was approved and adopted by our Board of Directors, as amended, on March 30, 2012 and by our shareholders on May 14, 2012. The Incentive Plan has a 10-year term, ending October 29, 2018, during which time incentive awards may be granted. The Incentive Plan will continue in effect until all matters relating to the payment of incentive awards and administration are settled.

Summary of the 2008 Plan

The following description of certain features of the Amended 2008 Plan is intended to be a summary only.

Plan Administration. For purposes of administration, the Amended 2008 Plan shall be deemed to consist of three separate stock incentive plans, a “Non-Executive Officer Participant Plan” which is limited to non-executive officers, an “Executive Officer Participant Plan” which is limited to executive officers and a “Non-Employee Director Participant Plan” which is limited to non-employee directors. Except for administration and the category of participants eligible to receive awards, the terms of the Non-Executive Officer Participant Plan and the Executive Officer Participant Plan are identical. The Non-Employee Director Plan has other variations in terms and only permits the grant of nonqualified stock options and restricted stock awards. The Amended 2008 Plan may be administered, by the Compensation Committee, the Board or as otherwise delegated in accordance with the terms of the Amended 2008 Plan and such administrator shall be referred to as the Administrator.

The Administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Amended 2008 Plan. The Administrator may delegate to a subcommittee comprised of one or more members of the Board all or part of the Administrator’s authority and duties with respect to the granting of awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. Any such delegation by the Administrator shall include a limitation as to the amount of awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria.

Eligibility and Limitations on Grants. Persons eligible to participate in the Amended 2008 Plan will be those officers, employees, non-employee directors and other key persons (including consultants and prospective employees) of the Company and its subsidiaries as selected from time to time by the Administrator. The intention in making awards to eligible persons under the Amended 2008 Plan will be to align the compensation for these individuals over a multi-year period directly with the interests of our shareholders and serve as a tool in the recruiting and retention of these individuals.

The maximum award of stock options, stock awards, stock appreciation rights or performance units granted to any one individual will not exceed 1,000,000 shares (subject to adjustment for stock splits and similar events) for any calendar year period. The maximum award of a performance bonus to any individual shall not exceed $1,000,000 for any calendar year period.

Stock Options granted to employees and key persons. The Amended 2008 Plan permits the granting of (1) stock options intended to qualify as incentive stock options under Section 422 of the Code and (2) stock options that do not so qualify. Options granted under the Amended 2008 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and key persons. The option exercise price of each option will be determined by the Administrator but may not be less than 100% of the fair market value of our Common Stock on the date of grant.

The term of each option will be fixed by the Administrator and may not exceed ten years from the date of grant. The Administrator will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Administrator.

Options may be exercised in whole or in part with written notice to the Company’s delegate. The option exercise price may be paid in full either in cash, by certified or bank check or other instrument acceptable to the Administrator or by delivery (or attestation to the ownership) of shares that are beneficially owned by the optionee based on the fair market value of the Common Stock on the date of exercise or, subject to applicable law, by delivery to the Company of an exercise notice together with irrevocable instructions to a broker to promptly deliver cash or a check payable to the Company for the purchase price.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Stock Options granted to non-employee directors. The Administrator may grant non-qualified stock options to our non-employee directors and such grants may vary among individual non-employee directors. The option exercise price of each option will be determined by the Administrator but may not be less than 100% of the fair market value of our Common Stock on the date of grant.

Unless otherwise determined by the Administrator, a stock option granted to our non-employee directors will be exercisable in full on the date of grant. The term of each option may not exceed ten years from the date of grant. Options may be exercised only by notice to the Company specifying the number of shares to be purchased.

Upon exercise of options, the option exercise price will be paid in the same manner as described above under “Stock Options granted to employees and key persons.”

Restricted Stock Awards. The Administrator may award shares to participants subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified restricted period.

Performance Units. The Administrator may grant performance units to participants subject to such conditions and restrictions as the Administrator may determine. The conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified restricted period. To the extent that performance goals are included for an award of performance units, the performance period shall be for a period of not less than one year. The award may be paid out in cash or in shares of common stock as determined in the sole discretion of the Administrator and subject to Board approval.

Performance Bonus Awards. The Administrator may grant performance bonus awards independent of, or in connection with, the granting of other awards under the Amended 2008 Plan. The Administrator, in its sole discretion, determines whether and to whom performance bonus awards will be granted, the performance goals subject to the award, the period during which performance is to be measured, and such other conditions as the Administrator shall determine. Payment of a performance bonus may shall be made within 60 days of the Board’s certification that the performance target has been achieved unless the grantee has elected to defer payment pursuant to a non-qualified deferred compensation plan adopted by the Company. The award may be paid out in cash or in shares of common stock as determined in the sole discretion of the Administrator and subject to Board approval.

Stock Appreciation Rights. The Administrator may grant stock appreciation rights independent of, or in connection with, the grant of options under the Amended 2008 Plan. The amount payable with respect to each stock appreciation right shall be equal to the excess of the fair market value of a share of common stock on the exercise date over the exercise price of the stock appreciation right. Payment shall be made in shares of common stock having a value equal to the closing sale price on the exercise date, or in cash, as established in the stock appreciation right award agreement.

Cash-based Awards. The Administrator may grant cash-based awards under the Amended 2008 Plan. Each cash-based award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a cash-based award may be made in cash or in shares of stock, as the Administrator determines.

Change of Control. The Administrator may provide in the award agreement relating to any award that such award may be immediately vested, fully earned and exercisable upon the occurrence of a Change of Control, as defined in the Amended 2008 Plan.

Tax Withholding. Participants in the Amended 2008 Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold upon any option exercise or vesting of other awards. The Company has the right to deduct any such taxes from any payment otherwise due grantee, including the right to reduce the number of shares of Common Stock otherwise required to be issued to a grantee in an amount that, on the date of issuance, would have a fair market value equal to all such taxes required to be withheld by the Company.

Amendments and Termination. Our Board of Directors may at any time amend or discontinue the Amended 2008 Plan and the Administrator may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. Any amendments that materially change the terms of the 2008 Plan, including any amendments that increase the number of shares reserved for issuance under the Amended 2008 Plan, materially modify the eligibility requirements for participation in the Amended 2008 Plan or materially increase the benefits to participants provided by the Amended 2008 Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers, and persons who own more than 10% of our common stock or other registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of the forms we received covering purchase and sale transactions in our common stock during 2012, we believe that each person who, at any time during 2012, was a director, executive officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during 2012 except that Mr. Nelson reported five transactions late on one Form 4 and Messrs. Harroz, List and Mueller and Dr. Dakil each reported one late transaction on a single Form 4.

Director Liability and Indemnification

As permitted by the provisions of the Oklahoma General Corporation Act, our Certificate of Incorporation (the “Certificate”) eliminates in certain circumstances the monetary liability of our directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director

•	for a breach of the director’s duty of loyalty to us or our shareholders;

•	for acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for liability arising under Section 1053 of the Oklahoma General Corporation Act (relating to the declaration of dividends and purchase or redemption of shares in violation of the Oklahoma General Corporation Act); or

•	for any transaction from which the director derived an improper personal benefit.

In addition, these provisions do not eliminate liability of a director for violations of federal securities laws, nor do they limit our rights or the rights of our shareholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. Such remedies may not be effective in all cases.

Our Bylaws provide that we will indemnify our directors and officers. Under such provisions, any director or officer, who in his or her capacity as an officer or director, is made or threatened to be made, a party to any suit or proceeding, may be indemnified if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interest. The Bylaws further provide that this indemnification is not exclusive of any other rights that an officer or director may be entitled. Insofar as indemnification for liabilities arising under the Bylaws or otherwise may be permitted to our directors and officers, we have been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy and is, therefore, unenforceable.

Furthermore, we have entered into indemnity and contribution agreements with each of our directors and executive officers. Under these indemnification agreements we have agreed to pay on behalf of the indemnitee, and his executors, administrators and heirs, any amount that he is or becomes legally obligated to pay because the:

•	indemnitee served as one of our directors or officers, or served as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise at our request; or

•	indemnitee was involved in any threatened, pending or completed action, suit or proceeding by us or in our right to procure a judgment in our favor by reason that the indemnitee served as one of our directors or officers, or served as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise at our request.

To be entitled to indemnification, indemnitee must have acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests. In addition, no indemnification is required if the indemnitee is determined to be liable to us unless the court in which the legal proceeding was brought determines that the indemnitee was entitled to indemnification. The costs and expenses covered by these agreements include expenses of investigations, judicial or administrative proceedings or appeals, amounts paid in settlement, attorneys’ fees and disbursements, judgments, fines, penalties and expenses of enforcement of the indemnification rights.

We maintain insurance to protect our directors and officers against liability asserted against them in their official capacities for events occurring after September 1, 2008. This insurance protection covers claims and any related defense costs based on alleged or actual securities law violations, other than intentional dishonest or fraudulent acts or omissions, or any willful violation of any statute, rule or law, or claims arising out of any improper profit, remuneration or advantage derived by an insured director or officer. In addition, the insurance protection covers non-indemnifiable losses on individual directors and officers. The coverage limits on these director and officer indemnity policies are in amounts that we believe to be reasonable.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth as of December 31, 2012, information related to each category of equity compensation plan approved or not approved by our shareholders, including individual compensation arrangements with our non-employee directors. The equity compensation plan approved by our shareholders is our 2008 Long-Term Incentive Plan. All stock options and rights to acquire our equity securities are exercisable for or represent the right to purchase our common stock.

Number of
	Securities to be		Number of
	Issued Upon	Weighted-Average	Securities Remaining
	Exercise of Outstanding	Exercise Price of	Available for Future
	Options, Warrants	Outstanding Options,	Issuance Under Equity
Plan Category	and Rights	Warrants and Rights	Compensation Plans
Equity compensation plans approved by security holders:
2008 Long-Term Incentive Plan	1,125,000	$0.76	1,026,208

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

RELATED SHAREHOLDER MATTERS

The following table presents certain information regarding the beneficial ownership of our common stock as of September 30, 2013, of (i) the only persons known by us to own beneficially more than 5% of our common stock; (ii) each of our current directors and executive officers; and (iii) all of our executive officers and directors as a group, together with their percentage holdings of the beneficially owned outstanding shares. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated in the applicable footnotes, subject to community property laws, where applicable. For purposes of the table, the number of shares and percent of ownership of outstanding common stock that the named person beneficially owns includes common stock shares that the named person has the right to acquire within 60 days following September 30, 2013 (pursuant to exercise of stock options, warrants or conversion rights) and are deemed to be outstanding, but are not deemed to be outstanding for the purposes of computing the number of shares beneficially owned and percent of outstanding common stock of any other named person.

	Common Stock Beneficial Ownership(1)
Name (and Address) of Beneficial Owner	Shares Owned of Record	Rights to Acquire	Total Shares	Ownership Percent(1)
Foundation Healthcare Affiliates, LLC (5)	114,500,000	—	114,500,000	70%
Oliver Company Holdings, LLC (2)	20,158,579	431,035	20,589,614	13%
Arvest Bank (6)	13,333,333	—	13,333,333	8%
Thomas Michaud (3)(4)	—	—	—	—
Stanton Nelson (3)(4)	779,052	55,000	834,052	*	%
Joseph Harroz, Jr. (3)(4)	90,350	—	90,350	*	%
Scott Mueller (3)(4)	73,546	—	73,546	*	%
Steven L. List (3)(4)	50,000	—	50,000	*	%
Robert A. Moreno, M.D. (3)(4)	241,000	—	241,000	*	%
Mark R. Kidd (3)(4)	20,000	—	20,000	*	%
Grant A. Christianson (3)(4)	24,540	—	24,540	*	%
Executive Officers and Directors as a group (8 individuals)	1,278,488	55,000	1,333,488	*	%

*	Represents less than one percent (1.0%) of the outstanding shares of common stock.
(1)	Percentages are rounded to the nearest one percent, based upon 163,273,276 shares of common stock outstanding.
(2)	Includes (i) 50,000 shares held by Mr. Roy T. Oliver and (ii) 19,677,544 shares held by Oliver Company Holdings, LLC and 431,035 shares held by Valiant Investments, LLC. Mr. Oliver has voting and investment power over the shares held by Oliver Company Holdings, LLC and Valiant Investments, LLC, and therefore may be deemed to beneficially own such shares. The business address of each of Oliver Company Holdings, LLC and Roy T. Oliver is 101 North Robinson, Ste. 900, Oklahoma City, Oklahoma 73102.
(3)	The named person is an executive officer or a director or both.
(4)	The business address of such person is 204 North Robinson Avenue, Ste. 400, Oklahoma City, Oklahoma 73102.
(5)	The business address of Foundation Healthcare Affiliates, LLC is 14000 N. Portland Ave., Ste. 204, Oklahoma City, Oklahoma 73134.
(6)	The business address of Arvest Bank is 5621 N. Classen Blvd., Oklahoma City, Oklahoma 73118.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our policies with respect to related party transaction are included in more general conflict of interest policies and practices set forth in our Code of Conduct.

Our Code of Conduct prohibits conflicts involving family members, ownership in outside businesses, and outside employment. Our directors, officers and employees and their family members are not permitted to own, directly or indirectly, a significant financial interest in any business enterprise that does or seeks to do business with, or is in competition with, us unless prior specific written approval has been granted by our Board of Directors. As a guide, “a significant financial interest” refers to an ownership interest of more than 1% of the outstanding securities or capital value of the business enterprise or that represents more than 5% of the total assets of the director, officer, employee or family member.

Our Nominating and Corporate Governance Committee is charged with reviewing conflicts of interests. If the matter cannot be resolved by the committee, our Board of Directors may take action, or in the case of a conflict among all or nearly all of the members of our Board of Directors, the matter may be brought to our shareholders.

Contained below is a description of transactions and proposed transactions we entered into with our officers, directors and shareholders that beneficially own more than 5% of our common stock during 2012 and 2011. These transactions will continue in effect and may result in conflicts of interest between us and these individuals. Although our officers and directors have fiduciary duties to us and our shareholders, there can be no assurance that conflicts of interest will always be resolved in favor of us and our shareholders.

On August 31, 2012, December 31, 2012, March 1, 2013, April 2, 2013 and July 22, 2013, we executed promissory notes with Mr. Roy T. Oliver in the amount of $1,184,808, $351,710, $485,082, $351,710 and $5,648,290, respectively, for a total of $8,021,600. The interest rate on the notes was 8% and the maturity dates of the notes were July 31, 2013. All principal and interest outstanding were due on the maturity date. Mr. Oliver is one of our greater than 5% shareholders and affiliates. The promissory notes were subordinate to our credit facility with Arvest Bank. We used the proceeds from the notes to fund our payment obligations to Arvest Bank. On July 22, 2013, we issued Mr. Oliver 17,970,295 shares of common stock for full satisfaction of the Oliver Notes including principal and accrued interest owed thereon of $114,263. No underwriters were involved.

On October 1, 2012, we entered into a purchase agreement to acquire 100% of the membership interests of Midwest Sleep Specialists (“MSS”) located in Kansas City, Missouri, for a purchase price of $720,000. The membership interests of MSS are currently held by Dr. Steven Hull, our Chief Medical Officer. Under the agreement, the purchase price will be paid in semi-monthly installments of $15,000 commencing on October 18, 2012 and ending on September 30, 2014 (the “Transfer Date”). Under the agreement, the membership interests will not be transferred to us until the final payment is made on the Transfer Date. Prior to the Transfer Date, we do not have any control over the operation of MSS. In addition, we are not obligated to continue to make the semi-monthly payments and may rescind the agreement at any time. As a result, we would not record the MSS purchase until the Transfer Date. As of June 30, 2013, we had incurred cumulative semi-monthly payments of $300,000. In July 2013, we exercised our right to rescind the agreement. As a result, the installment payments made to date were written-off.

On October 1, 2012, we entered into a management services agreement with MSS to provide certain administrative staffing and other support to the back office operations of MSS. MSS is owned by Dr. Steven Hull, our Chief Medical Officer. The term of the management services agreement is five years and renews automatically for successive five year periods unless either party provides 90 day written notice of termination. Additionally, the management services agreement will automatically terminate upon the Transfer Date. We have received approximately $64,000 in management fees since October 1, 2012 under this agreement. Prior to the current agreement, we provided similar services to MSS under other arrangements. Under the previous arrangements, the total management fees received from MSS during 2012 and 2011 were approximately $298,000 and $323,000, respectively.

On March 16, 2011, we executed a promissory note with Valiant Investments, LLC in the amount of $1,000,000. The interest rate on the note was 6% and the maturity date of the note was August 1, 2011. Valiant Investments, LLC is controlled by Mr. Roy T. Oliver, one of our greater than 5% shareholders and affiliates. The promissory note is subordinate to our credit facility with Arvest Bank. In May 2011, the Valiant Note was converted to common stock in conjunction with a private placement stock offering. During 2011, we incurred approximately $5,000 in interest expense on the Valiant Note.

As of December 31, 2012 and 2011, we had approximately $33,000 and $4.3 million on deposit at Valliance Bank. Valliance Bank is controlled by Mr. Roy T. Oliver, one of our greater than 5% shareholders and affiliates. In addition, we are obligated to Valliance Bank under a sleep center capital note totaling approximately $56,000 and $84,000 at December 31, 2012 and 2011, respectively. The interest rates on the notes are fixed at 6%. Non-controlling interests in Valliance Bank are held by Mr. Stanton Nelson, our chief executive officer and Mr. Joseph Harroz, Jr., one of our directors. Mr. Nelson and Mr. Harroz also serve as directors of Valliance Bank.

In March 2012, we executed a lease agreement with City Place, LLC (“City Place”) for our new corporate headquarters and offices. Under the lease agreement, we pay monthly rent of $17,970 through June 30, 2014; $0.00 from July 1, 2014 to January 31, 2015 and $17,970 from February 1, 2015 to March 31, 2017 plus additional payments for allocable basic expenses of City Place; the lease expires on March 31, 2017. As part of the lease agreement, City Place paid $450,000 to offset a portion of the costs we incurred to build-out the office space. Non-controlling interests in City Place are held by Roy T. Oliver, one of our greater than 5% shareholders and affiliates, and Mr. Stanton Nelson, our chief executive officer. During 2012, we incurred approximately $70,000 in lease expense under the terms of the lease.

Our previous corporate headquarters and offices were occupied under a month to month lease with Oklahoma Tower Realty Investors, LLC, requiring monthly rental payments of approximately $7,000. Mr. Roy T. Oliver, one of our greater than 5% shareholders and affiliates, controls Oklahoma Tower Realty Investors, LLC (“Oklahoma Tower”). During 2012 and 2011, we incurred approximately $21,000 and $84,000, respectively, in lease expense under the terms of the lease. In addition, during 2012 and 2011, we paid Oklahoma Tower approximately $42,000 and $37,000, respectively, for employee parking under a month to month agreement.

PROPOSAL TWO — CHANGE OF NAME TO FOUNDATION HEALTHCARE, INC.

Purpose and Rationale for the Proposed Amendment

We are asking you to approve an amendment to the Company’s Certificate of Incorporation to change the name of the Company from “Graymark Healthcare, Inc.” to “Foundation Healthcare, Inc.” The Company has acquired 100% of the membership interests in Foundation Surgery Affiliates, LLC and Foundation Surgical Hospital Affiliates, LLC from Foundation Healthcare Affiliates, LLC to create a highly scalable surgery-focused hospital company. In connection with the consummation of such acquisition, we have substantially curtailed our existing sleep business. The Board of Directors believes that it is the best interest of the Company and stockholders that we have a new corporate brand that conveys the principal business of the Company and that the new name to represent such business be “Foundation Healthcare, Inc.”

The proposed amendment to change the Company’s name was adopted by the Board of Directors, subject to stockholder approval, and is attached to this proxy statement as Annex A.

Effect of the Proposed Amendment

If the name change is approved by our stockholders, it will become effective when the amendment is filed with the Secretary of the State of Oklahoma, which we intend to do promptly after the stockholders approve the name change.

If the name change is approved, the First article of the Company’s Certificate of Incorporation will be amended to read in its entirety as follows:

“The name of the Corporation is Foundation Healthcare, Inc.”

If approved by the stockholders, the name change will not alter the terms or rights of holders of Common Stock, or affect the validity or transferability of any existing stock certificates that bear the name “Graymark Healthcare, Inc.”

If the name change is approved, stockholders with certificated shares should continue to hold their existing stock certificates. The rights of stockholders holding certificated shares under existing stock certificates and the number of shares represented by those certificates will remain unchanged. Direct registration accounts and any new stock certificates that are issued after the name change becomes effective will bear the name “Foundation Healthcare, Inc.”

If the name change is not approved, the proposed amendment to our Certificate of Incorporation will not be made and the name of the corporation will remain unchanged.

Recommendation of Our Board of Directors

Our Board of Directors recommends a vote “FOR” the approval of an amendment to our certificate of incorporation to change the Company’s name to Foundation Healthcare, Inc.

PROPOSAL THREE — APPROVAL ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Exchange Act, which requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the Securities Exchange Commission. This proposal, which is commonly referred to as a “say-on-pay” proposal, gives our stockholders the opportunity to express whether they support our company’s executive compensation programs.

Our Board of Directors believes that our compensation programs and policies attract and retain talented executives, tie executive pay to performance, support our company’s annual and long-term goals and align the interests of our executives with our stockholders. For a description of our executive compensation, please refer to the section of this Proxy Statement entitled “Overview of Executive Compensation” and the compensation tables and narrative disclosure included in that section.

This vote is advisory, which means that the vote is not binding on our company, our Board or the Compensation Committee of our Board. However, our Board and Compensation Committee value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities Exchange Commission, including the compensation tables and the related narrative disclosure, is hereby APPROVED.”

Recommendation of Our Board of Directors

Our Board of Directors recommends a vote “FOR” the approval on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement

PROPOSAL FOUR — APPROVAL ON AN ADVISORY BASIS, OF THE PREFERRED FREQUENCY OF FUTURE ADVISORY VOTES ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Exchange Act, which requires that we provide stockholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently to vote on future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the Securities Exchange Commission. Stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two or three years. Stockholders also may abstain from casting a vote on this proposal.

Our Board of Directors has determined that an advisory vote on named executive officer compensation that occurs once every three years is the most appropriate alternative for our company and therefore the Board recommends that you vote for a three-year interval for the advisory vote on named executive officer compensation. In determining to recommend that stockholders vote for a frequency of once every three years, the Board considered how an advisory vote at this frequency will provide our stockholders with sufficient time to evaluate the effectiveness of our compensation philosophy, policies and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short term variations in compensation and business results. An advisory vote occurring once every three years will also permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices which have occurred since the last advisory vote on executive compensation.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstain from voting) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors. Generally, the number of votes cast in favor of the action must exceed the number of votes cast in opposition to approve any matter being submitted to stockholders at the Annual Meeting. However, because this vote is advisory and non-binding, if none of the three frequency options receives more votes cast for than against, we will consider the frequency option (one year, two years or three years) receiving the highest number of votes cast by stockholders to be the frequency that has been recommended by stockholders. In addition, because this vote is advisory and non-binding, the Board of Directors may decide that it is in the best interest of our stockholders and the Company to hold future advisory votes on named executive officer compensation more or less frequently.

Recommendation of Our Board of Directors

Our Board of Directors recommends a vote “FOR” the approval on an advisory basis, of the three-year option with respect to the frequency of future advisory votes on named executive officer compensation,

PROPOSAL FIVE — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Board of Directors has appointed Hein & Associates LLP as our independent registered public accounting firm for the year ending December 31, 2013. A proposal will be presented at the Annual Meeting asking you and our other shareholders to ratify the appointment of Hein & Associates LLP as our independent registered public accounting firm. If our shareholders do not ratify the appointment of Hein & Associates, our Board will reconsider the appointment.

A representative of Hein & Associates LLP is not expected to be present at the Annual Meeting.

Audit Fees

Also, there was no occurrence of a reportable event under Item 304 of Regulation S-K respecting the years ended December 31, 2012 and 2011.

Audit Fees. The aggregate audit fees billed by the Company’s predecessor auditor, Eide Bailly LLP, for 2012 and 2011 were approximately $47,000 and $205,000, respectively. The aggregate audit fees billed by the Company’s current auditor, Hein & Associates LLP, during 2012 was $120,000. The aggregate audit fees included fees billed for the audit of our annual financial statements and for reviews of our financial statements included in our Quarterly Reports on Form 10-Q and other public filings.

Audit-Related Fees. There were no audit-related fees incurred during 2012 and 2011.

Tax Fees. In 2012 and 2011, we had aggregate tax fee bills of $67,000 and $103,000, respectively, related to the preparation of our Federal and state tax returns.

All Other Fees. During 2012, we incurred $2,000 in other fees with Hein & Associates LLP. During 2011, we incurred $5,000 in other fees with Eide Bailly LLP.

In reliance on the review and discussions referred to above, our Audit Committee and Board of Directors approved the audited financial statements for the fiscal year ended December 31, 2012, for filing with the Securities and Exchange Commission.

Audit Committee Pre-Approval Procedures. Rules and regulations of the Securities and Exchange Commission implemented in accordance with the requirements of Sarbanes-Oxley Act of 2002 require audit committees of companies reporting under and pursuant to the Securities Exchange Act of 1934 to pre-approve audit and non-audit services. Our Audit Committee follows procedures pursuant to which audit, audit-related and tax services, and all permissible non-audit services, are pre-approved by category of service. During a year circumstances may arise that require engagement of the independent public accountants for additional services not contemplated in the original pre-approval. In those instances, we obtain the specific pre-approval of our Audit Committee before engaging our independent public accountants. The procedures require our Audit Committee to be informed of each service, and the procedures do not include any delegation of our Audit Committee’s responsibilities to management. Our Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom this authority is delegated will report any pre-approval decisions to our Audit Committee at its next scheduled meeting.

For 2012, all of the audit-related fees, tax fees and all other fees were pre-approved by our Audit Committee or the Chairman of the Audit committee pursuant to delegated authority.

Recommendation of Our Board of Directors

Our Board of Directors recommends a vote “FOR” the ratification of the appointment of Eide Bailly LLP as our independent registered accounting firm for the year ending December 31, 2012. We will vote your proxy accordingly unless you specify a contrary choice.

OTHER BUSINESS TO BE BROUGHT BEFORE THE MEETING

Our Board of Directors knows of no business that will be presented for action at the Annual Meeting other than that described in the Notice of Annual Meeting of Shareholders and this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxies as they deem advisable in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

We must receive any proposal by a shareholder of Graymark intended to be presented at the 2014 Annual Meeting of Shareholder at its principal executive office not later than December     , 2013 in accordance with Rule 14a-8 issued under the Exchange Act for inclusion in Graymark’s proxy statement and form of proxy relating to that meeting.

If a stockholder who wishes to present a proposal at the 2014 Annual Meeting of Shareholders (which is not otherwise submitted for inclusion in the proxy statement in accordance with the preceding paragraph) fails to notify the Company by March     , 2014 and such proposal is brought before the 2014 Annual Meeting of Shareholders , then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2013 Annual Meeting of Shareholders will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

Any proposal intended to be presented at the 2014 Annual Meeting of Shareholders must also comply with the other requirements of the proxy solicitation rules of the SEC. In order to curtail any controversy as to the date on which a proposal was received by Graymark, it is suggested that proponents submit their proposal by Certified Mail, Return Receipt Requested or other means, including electronic means that permit them to prove date of delivery.

EXPENSES AND SOLICITATION

We will bear the expenses of this proxy solicitation, including the cost of preparing and mailing this Proxy Statement and accompanying Proxy. These expenses include the charges and expenses of banks, brokerage firms, and other custodians, nominees or fiduciaries for forwarding solicitation material regarding the Annual Meeting to beneficial owners of our common stock. Our directors or employees may solicit Proxies by mail, telephone, and personal interview or by other means without additional compensation, other than reimbursement for their related out-of-pocket expenses. We may, if appropriate, retain any independent proxy solicitation firm to assist us in soliciting proxies. If we do retain a proxy solicitation firm, we would pay such firm’s customary fees and expenses which such fees would be expected to be approximately $7,500, plus expenses.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement and notice of annual meeting to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. Each shareholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions:

•	If the shares are registered in the name of the shareholder, the shareholder should contact us at our offices at 204 North Robinson, Suite 400, Oklahoma City, Oklahoma 73102, to inform us of their request; or

•	If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

WHERE YOU CAN FIND MORE INFORMATION

We file annual and quarterly reports and other reports and information with the Securities and Exchange Commission. These reports and other information can be inspected and copied at, and copies of these materials can be obtained at prescribed rates from, the Public Reference Section of the Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004. We distribute to our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited financial information. In addition, the reports and other information are filed through Electronic Data Gathering, Analysis and Retrieval (known as “EDGAR”) system and are publicly available on the Securities and Exchange Commission’s site on the Internet, located at http://www.sec.gov . We will provide without charge to you, upon written or oral request, a copy of the reports and other information filed with the Securities and Exchange Commission.

Any requests for copies of information, reports or other filings with the Securities and Exchange Commission should be directed to Graymark Healthcare, Inc. at 204 North Robinson, Suite 400, Oklahoma City, Oklahoma 73102, telephone: (405) 601-5300. To obtain timely delivery, any information must be requested no later than five business days before the Annual Meeting.

Your cooperation in giving these matters your immediate attention and in returning your proxy promptly will be appreciated.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Mark R. Kidd
Mark R. Kidd Secretary November , 2013

A copy of our Annual Report, which includes our Form 10-K (without exhibits) for the fiscal year ended December 31, 2012, accompanies this Proxy Statement.

Annex A

CERTIFICATE OF AMENDMENT

of

RESTATED CERTIFICATE OF INCORPORATION

of

GRAYMARK HEALTHCARE, INC.

Graymark Healthcare, Inc., a corporation organized and existing under and by virtue of the Oklahoma General Corporation Act (the “Corporation”), hereby certifies that:

FIRST: The name of the Corporation is Graymark Healthcare, Inc.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Oklahoma was August 18, 2003 under the name “GrayMark Productions, Inc.” and amended on December 31, 2007. The Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Oklahoma on May 23, 2008.

THIRD: The Restated Certificate of Incorporation of the Corporation is hereby amended Article First to state:

“FIRST: The name of the Corporation is Foundation Healthcare, Inc.”

FOURTH: Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 18-1077 of the Oklahoma General Corporation Act.

FIFTH: This Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation shall become effective at 5:00 p.m. on the                     (the “Effective Time”).

IN WITNESS WHEREOF, Graymark Healthcare, Inc. has caused this Certificate of Amendment to be signed by its                      this     day of             , 20    .

Graymark Healthcare, Inc.

By: